UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2015

TRANS-LUX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2257	13-1394750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 2001, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 243-5544

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 13, 2015, Trans-Lux Corporation (“we”, “us”, “our” or the “Company”) filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series B Convertible Preferred Stock (the “Series B Certificate of Designations”) creating a new series of preferred stock of the Company, par value $0.001 per share, designated as “Series B Convertible Preferred Stock” (“Series B Preferred”). A summary of the material terms of the Series B Preferred is set forth below. This summary is not complete and is qualified in its entirety by reference to the full text of the Series B Certificate of Designations, a copy of which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Ranking

With respect to the payment of dividends and distribution of amounts of our net assets upon a dissolution, liquidation or winding up of Trans-Lux, the Series B Preferred will rank senior to our common stock and any other class or series of our stock over which the Series B Preferred has preference or priority in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Junior Stock,” equally with any other class or series of our stock that ranks on a par with the Series B Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Parity Stock,” and junior, in all matters expressly provided, to any class or series of preferred stock specifically ranking by its terms senior to the Series B Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Senior Stock.” We currently do not have any Senior Stock or Parity Stock.  Among other things, no dividends or other distributions may be made in respect of shares of Junior Stock, other than dividends payable solely in common stock with respect to which an adjustment to the Series B Preferred conversion price is made (as described below), unless and until all accrued and unpaid dividends on the Series B Preferred (including any semi-annual dividend for the then-current period, as described below) have been paid or provided for and an equivalent dividend has been paid in respect of each share of Series B Preferred on an as converted to common stock basis.

Dividends

Subject to the prior payment in full of any dividends to which any Senior Stock is entitled by its terms, the holders of the Series B Preferred will be entitled to receive, out of funds legally available therefor, semi-annual dividends payable, at the Company’s election, in cash, shares of common stock, or a combination thereof.  Such dividends will be cumulative and non-compounding and will accrue on a daily basis from the date of issuance of the Series B Preferred at an annual rate equal to 6.0% of the Stated Value per share of $200.00 (subject to adjustment).  If we elect to pay this dividend in shares of common stock, such shares will be valued at an amount equal to the volume-weighted 30-day average trading price of the common stock on its principal trading market.

Liquidation Preference

Upon any liquidation, dissolution or winding up (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any priority liquidation preference owed to the holders of shares of Senior Stock, the holders of Series B Preferred will be entitled to receive out of the assets of the Company an amount equal to the dividends accrued and unpaid thereon, whether or not declared, without interest, plus a sum in cash or property at its fair market value as determined by our Board of Directors equal to the greater of (a) the Stated Value per share and (b) such amount per share as would have been payable had all shares of Series B Preferred been converted into common stock immediately before the Liquidation, before any payment may be made or assets distributed to the holders of Junior Stock. For this purpose a “Liquidation” does not include any consolidation of the Company with, or merger of the Company into, any other entity, any merger of another entity into the Company, any sale or transfer of assets of the Company or any exchange of securities of the Company.

Voting

Except as otherwise expressly required by law, holders of shares of Series B Preferred will be entitled to vote, together with the holders of our common stock and not as a separate class, on all matters submitted to holders of our common stock.  Holders of shares of Series B Preferred will be entitled to 20 votes for each share of Series B Preferred (subject to adjustment) owned at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

Conversion

Optional Conversion by Holder.  Each share of Series B Preferred will be convertible at the election of the holder into shares of our common stock by dividing the Stated Value per share by a conversion price, which will initially be $10.00.

Mandatory Conversion by Trans-Lux.  The Company will have the right, in its sole discretion, to cause all (but not less than all) outstanding shares of Series B Preferred Stock to be automatically converted into shares of common stock at any time after the earlier of (i) such date after the first anniversary of the initial issue date of the Series B Preferred that the closing price of our common stock has been greater than or equal to $15.00 per share (subject to adjustment) for 30 consecutive trading days, and (ii) the third anniversary of the initial issue date of the Series B Preferred.

Conversion Price Adjustment.  The conversion price and, therefore, the conversion rate, will be adjusted to reflect any dividend or distribution in shares of common stock made on any other class or series of the Company’s capital stock (other than on shares of Series B Preferred) or any subdivision, combination or reclassification of the outstanding shares of common stock (including through a merger of the Company with another entity) so that each holder of shares of Series B Preferred thereafter surrendered for conversion will be entitled to receive the number of shares of common stock that such holder would have owned or have been entitled to receive immediately after such action had such shares of Series B Preferred been converted immediately before such action.

Item 8.01	Other Events.

Set forth below are certain unaudited preliminary estimates of our results of operations for the three and nine month periods ended September 30, 2015.

For the three month period ended September 30, 2015:

•	Revenue is expected to be approximately $8.1 million, up from $6.1 million in the same quarter of 2014.

•	EBITDA is expected to be approximately $0.9 million, as compared to EBITDA of $0.4 million in the same quarter of 2014.

•	Net income is expected to be approximately $0.2 million ($0.13 per share), compared with a net loss of $0.4 million (loss of $0.25 per share) in the same quarter of 2014.

For the nine month period ended September 30, 2015:

•	Revenue is expected to be approximately $18.5 million, which is flat as compared to the same period of 2014.

•	EBITDA is expected to be approximately $1.0 million, as compared to negative EBITDA of $0.5 million in the same period of 2014.

•	Net loss is expected to be approximately $1.0 million (loss of $0.63 per share), compared with a net loss of $3.1 million (loss of $2.43 per share) in the same period of 2014.

The improved operating results primarily were the result of higher revenues and lower selling, general and administrative expenses.

EBITDA is a non-GAAP measure. The following table sets forth a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure, for the three and nine month periods ended September 30, 2015.

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
(In thousands, except per share data)	2015	2014	2015	2014

Revenues	$8,150	$6,123	$18,548	$18,488

Net income (loss)	$215	$(407)	$(1,048)	$(3,073)

Calculation of EBITDA(1):
Net income (loss)	$215	$(407)	$(1,048)	$(3,073)
Interest expense, net	87	49	210	189
Income tax expense	-	8	8	24
Depreciation and amortization	637	783	1,874	2,348
Total EBITDA	939	433	1,044	(512)

Income (loss) per share - basic and diluted	$0.13	$(0.25)	$(0.63)	$(2.43)
Average common shares outstanding - basic and diluted	1,673	1,642	1,673	1,264

(1)
EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.

We have not yet finalized our financial statement preparation for the three and nine months ended September 30, 2015.  In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary financial results for the three month period ended September 30, 2015 above.  As a result, our financial results for the three and nine month periods ended September 30, 2015 could be different from those set forth above and those differences could be material.  Results for historical periods are not necessarily indicative of future results and therefore investors should not place undue reliance on our preliminary financial results for the three and nine month periods ended September 30, 2015.  The above preliminary financial data has been prepared by, and is the responsibility of, our management.  BDO USA, LLP, our independent registered public accounting firm, has not audited, reviewed or performed any procedures with respect to such preliminary financial data.  Accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto.  Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided or our performance in future periods.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Designations of Series B Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

TRANS-LUX CORPORATION

By:	/s/ Robert J. Conologue
Robert J. Conologue
Senior Vice President and
Chief Financial Officer

By:	/s/ Todd Dupee
Todd Dupee
Vice President, Finance and Controller

Dated:  October 14, 2015